Filed Pursuant to Rule 424(b)(5)
Registration No. 333-270729

PROSPECTUS SUPPLEMENT (TO PROSPECTUS SUPPLEMENT DATED JUNE 20, 2023 AND PROSPECTUS DATED APRIL 5, 2023)
BUZZFEED, INC.
UP TO 11,196,473 SHARES
CLASS A COMMON STOCK
This prospectus supplement (“Prospectus Supplement”) amends and supplements the information in our prospectus dated April 5, 2023 (the “Base Prospectus”), as supplemented by our prospectus supplement dated June 20, 2023 (the “ATM Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), filed pursuant to our registration statement on Form S-3 (File No. 333-270729) (the “Registration Statement”). This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.
We previously entered into an at the market offering agreement (the “Sales Agreement”) with Craig-Hallum Capital Group LLC (the “Sales Agent”) relating to the sale of shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”).
On March 29, 2024, the date we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, we became subject to the offering limits in General Instruction I.B.6 of Form S-3. As of the date of this Prospectus Supplement, the aggregate market value of our outstanding common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $54,368,381, which was calculated based on 115,677,407 shares of our outstanding common stock held by non-affiliates as of March 27, 2024 and a price of $0.47 per share, the closing price of our common stock on March 28, 2024, which is within 60 days of the date of this Prospectus Supplement. As of the date of this Prospectus Supplement, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the period of 12 calendar months immediately prior to, and including, the date of this Prospectus Supplement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in public primary offerings on Form S-3 with a value exceeding more than one-third of our public float (as defined by General Instruction I.B.6 of Form S-3) in any 12 calendar month period so long as our public float remains below $75.0 million.
We are filing this Prospectus Supplement to amend the information in the Prospectus to update the amount of shares of our common stock we are eligible to sell under General Instruction I.B.6 of Form S-3 and pursuant to the Sales Agreement. As a result of the limitations set forth in General Instruction I.B.6 of Form S-3, we may offer and sell shares of our Class A common stock having an aggregate offering price of up to $18,122,793 from time to time pursuant to the Prospectus, as amended and supplemented by this Prospectus Supplement, through the Sales Agent in accordance with the terms of the Sales Agreement, provided that in no event will we sell securities in public primary offerings with a value exceeding more than one-third of our public float in any 12 calendar month period so long as our public float remains below $75.0 million. If our public float increases above $75.0 million, such that we may sell additional amounts under the Sales Agreement and the Prospectus, we will no longer be subject to the offering limits in General Instruction I.B.6 of Form S-3.
Our Class A common stock is listed on Nasdaq under the symbol “BZFD”. On April 10, 2024, the last reported sales price of our Class A common stock was $0.43 per share.

We are an “emerging growth company” under applicable federal securities laws and are subject to reduced public company reporting requirements.
INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE S-10 OF THE ATM PROSPECTUS SUPPLEMENT AS WELL AS THE RISK FACTORS THAT ARE INCORPORATED BY REFERENCE INTO THE PROSPECTUS FROM OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.
Craig-Hallum
The date of this prospectus supplement is April 11, 2024.